As filed with the Securities and Exchange Commission on September 13, 2024

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TSS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2027651
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 E. Old Settlers Blvd., Round Rock, Texas	78664
(Address of principal executive offices)	(zip code)

AWARD AGREEMENT BETWEEN TSS, INC. AND KIERAN BRENNAN

AWARD AGREEMENT BETWEEN TSS, INC. AND TODD MARROTT

AWARD AGREEMENT BETWEEN TSS, INC. AND DARRYLL DEWAN

AWARD AGREEMENT BETWEEN TSS, INC. AND DANIEL CHISM

Darryll Dewan

Chief Executive Officer

TSS, Inc.

110 E. Old Settlers Blvd.,

Round Rock, Texas 78664

(512) 310-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Christopher R. Johnson, Esq.

Miles & Stockbridge P.C.

100 Light Street

Baltimore, Maryland 21202

(410) 727-6464

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. □

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by TSS, Inc., a Delaware corporation (the “Registrant”), with the Securities and Exchange Commission (the “Commission”) to register an additional 2,250,000 shares of common stock, par value $.0001 per share, in the following manner: 450,000 shares granted to Kieran Brennan under that certain Award Agreement, dated January 27, 2018, between Registrant and Kieran Brennan; 300,000 shares granted to Todd Marrott under that certain Award Agreement, dated November 2, 2022, between Registrant and Todd Marrott; 1,250,000 shares granted to Darryll Dewan under that certain Award Agreement, dated November 14, 2022, between Registrant and Darryll Dewan; and 250,000 shares granted to Daniel Chism under that certain Award Agreement, dated June 7, 2024, between Registrant and Daniel Chism.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The information specified by Item 1 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory Note to Part I of Form S-8.

Item 2. Registrant Information and Employee Plan Annual Information.

The information specified by Item 1 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act and the introductory Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the United States Securities and Exchange Commission (the “Commission”) are incorporated by reference into this Registration Statement, excluding information and exhibits deemed furnished (but not filed) pursuant to Item 2.02, Item 7.01 or Item 9.01 of our Forms 8-K listed below:

(a)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed on March 29, 2024;

(b)	the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarter ended March 31, 2024 (filed on May 14, 2024) and June 30, 2024 (filed on August 14, 2024);

(c)	the Registrant’s Current Reports on Form 8-K filed on May 14, 2024, May 20, 2024, June 10, 2024, June 27, 2024, and August 14, 2024;

(d)

the description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on July 27, 2007 (File No. 001-33627) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, are incorporated by reference herein and are a part of this Registration Statement from the date of the filing of such reports and documents. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

You may obtain a copy of any of the above-referenced filings, without charge, by written or oral request directed to TSS, Inc., 110 E. Old Settlers Blvd., Round Rock, Texas 78664, Attention: Investor Relations, telephone: (512) 310-1000.

Item 4. Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

The Registrant has adopted provisions in its Second Amended and Restated Certificate of Incorporation, as amended, that limit or eliminate the personal liability of the Registrant’s directors to the maximum extent permitted by the Delaware General Corporation Law (the “DGCL”). The DGCL expressly permits a corporation to provide that its directors will not be liable for monetary damages for a breach of their fiduciary duties as directors, except for liability: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL (relating to unlawful stock repurchases, redemptions or other distributions or payment of dividends); or (iv) for any transaction from which the director derived an improper personal benefit. These limitations of liability do not generally affect the availability of equitable remedies such as injunctive relief or rescission.

The Registrant’s Second Amended and Restated Certificate of Incorporation, as amended, also obligates it to indemnify the Registrant’s directors, officers, employees and agents to the fullest extent permitted under the DGCL, subject to limited exceptions. Section 145 of the DGCL provides, in effect, that any person made a party to any action by reason of the fact that he is or was our director, officer, employee or agent may and, in certain cases, must be indemnified by us against, in the case of a non-derivative action, judgments, fines, amounts paid in settlement and reasonable expenses (including attorneys’ fees) incurred by him as a result of such action, and in the case of a derivative action, against expenses (including attorneys’ fees), if in either type of action he acted in good faith and in a manner he reasonably believed to be in or not opposed to our best interests. This indemnification does not apply, (i) in a derivative action, to matters as to which it is adjudged that the director, officer, employee or agent is liable to us, unless upon court order it is determined that, despite such adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for expenses, and, (ii) in a non-derivative action, to any criminal proceeding in which such person had no reasonable cause to believe his conduct was unlawful. Also, the Registrant may be required to advance expenses to its directors, officers, employees and agents in connection with legal proceedings, subject to limited exceptions.

The Registrant may enter into separate indemnification agreements with its directors and officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements could require the Registrant, among other things, to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors and officers, other than liabilities arising from willful misconduct. These indemnification agreements may also require the Registrant to advance any expenses incurred by the directors and officers as a result of any proceeding against them as to which they could be indemnified and to obtain directors’ and officers’ insurance if available on reasonable terms.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

Exhibit No.	Description of Exhibit

4.1

Second Amended and Restated Certificate of Incorporation (previously filed with the Commission as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on January 25, 2007, and incorporated herein by reference).

4.2

Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation (previously filed with the Commission as Exhibit A-1 to the Registrant’s Definitive Proxy Statement filed on May 22, 2007, and incorporated herein by reference).

4.3

Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (previously filed with the Commission as Exhibit A to the Registrant’s Definitive Proxy Statement filed on April 29, 2011, and incorporated herein by reference).

4.4

Certificate of Amendment to Second Amended and Restated Certificate of Incorporation (previously filed with the Commission as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on June 7, 2013, and incorporated herein by reference).

4.5

Amended and Restated By-laws (previously filed with the Commission as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-8 No. 333-142906, filed on May 14, 2007, and incorporated herein by reference).

4.6

Specimen of common stock certificate (previously filed with the Commission as Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-123504) and amendments thereto, declared effective July 13, 2005, and incorporated herein by reference).

5.1*	Opinion of Miles & Stockbridge P.C.

23.1*	Consent of Weaver and Tidwell, L.L.P.

23.2*	Consent of Miles & Stockbridge P.C. (incorporated herein by reference from Exhibit 5.1).

24.1*	Power of Attorney to file future amendments (set forth on the signature page of this Registration Statement).

99.1

Award Agreement dated January 27, 2018, between TSS, Inc. and Kieran P. Brennan (previously filed with the Commission as Exhibit 10.2 to the Company’s Quarterly Report on Form 10-Q filed on May 15, 2019 and incorporated herein by reference).

99.2

Award Agreement dated November 2, 2022, between TSS, Inc. and Todd K. Marrott (previously filed with the Commission as Exhibit 10.35 to the Company’s Annual Report on Form 10-K filed on March 31, 2024 and incorporated herein by reference).

99.3

Award Agreement dated November 14, 2022, between TSS, Inc. and Darryll Dewan (previously filed with the Commission as Exhibit 99.4 to the Company’s Current Report on Form 8-K filed on November 14, 2022, and incorporated herein by reference).

99.4

Award Agreement dated June 7, 2024, between TSS, Inc. and Daniel Chism (previously filed with the Commission as Exhibit 99.3 to the Company’s Current Report on Form 8-K filed on June 10, 2024, and incorporated herein by reference).

107.1*	Filing Fee Table

* Filed herewith

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act; and

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Round Rock, Texas, on September 13, 2024.

TSS, INC.

By:	/s/ Darryll Dewan
Darryll Dewan
Chief Executive Officer and Director

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Darryll Dewan as his true and lawful attorney-in-fact, with full power of substitution and resubstitution, for him and in his name, place or stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on behalf of the registrant on the dates and in the capacities indicated. This document may be executed by the signatories hereto on any number of counterparts, all of which shall constitute one and the same instrument.

Name	Position	Date
/s/ Darryll Dewan	Chief Executive Officer, President and Director (Principal Executive Officer)	September 13, 2024
Darryll Dewan

/s/ Peter H. Woodward	Chairman of the Board	September 13, 2024
Peter H. Woodward

/s/ Richard M. Metzler	Director	September 13, 2024
Richard M. Metzler